[Mediacom Letterhead]
Via EDGAR
February 17, 2011
U.S. Securities and Exchange Commission
Division Of Corporation Finance
100 F Street, NE
Washington, DC 20549

Re:	Mediacom Communications Corporation Mediacom LLC Mediacom Capital Corporation Mediacom Broadband LLC Mediacom Broadband Corporation Registration Statement on Form S-3

File Nos.	333-82124 333-82124-01 333-82124-04 333-82124-03 333-82124-02

Ladies and Gentlemen:
Pursuant to Rule 477 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), Mediacom Communications Corporation, Mediacom LLC, Mediacom Capital Corporation, Mediacom Broadband LLC and Mediacom Broadband Corporation (collectively, the “Registrants”) each respectfully requests the withdrawal of its Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities Exchange Commission (the “SEC”) on February 4, 2002 and declared effective on February 13, 2002. The File Numbers assigned to each of the Registrants for the Registration Statement are 333-82124, 333-82124-01, 333-82124-04, 333-82124-03 and 333-82124-02, respectively.
Each of the Registrants is requesting withdrawal of the Registration Statement because no securities were ever sold or will be sold pursuant to the Registration Statement.
If you have any questions regarding the foregoing application for withdrawal, please contact our counsel, Joseph H. Schmitt of SNR Denton US LLP, at (212) 768-6983.
Thank you for your assistance with this matter.

Very truly yours,
MEDIACOM COMMUNICATIONS CORPORATION

By:	/s/ Rocco B. Commisso
Rocco B. Commisso Agent for Service for the Registration Statement Chairman and Chief Executive Officer of the Registrant
Note: No other person is required to sign this application for withdrawal in reliance upon Rule 478 under the Securities Act of 1933.
MEDIACOM LLC

By:	/s/ Rocco B. Commisso
Rocco B. Commisso Agent for Service for the Registration Statement Chairman and Chief Executive Officer of the Registrant
Note: No other person is required to sign this application for withdrawal in reliance upon Rule 478 under the Securities Act of 1933.
MEDIACOM CAPITAL CORPORATION

By:	/s/ Rocco B. Commisso
Rocco B. Commisso Agent for Service for the Registration Statement Chairman and Chief Executive Officer of the Registrant
Note: No other person is required to sign this application for withdrawal in reliance upon Rule 478 under the Securities Act of 1933.
MEDIACOM BROADBAND LLC

By:	/s/ Rocco B. Commisso
Rocco B. Commisso Agent for Service for the Registration Statement Chairman and Chief Executive Officer of the Registrant
Note: No other person is required to sign this application for withdrawal in reliance upon Rule 478 under the Securities Act of 1933.
MEDIACOM BROADBAND CORPORATION

By:	/s/ Rocco B. Commisso
Rocco B. Commisso Agent for Service for the Registration Statement Chairman and Chief Executive Officer of the Registrant
Note: No other person is required to sign this application for withdrawal in reliance upon Rule 478 under the Securities Act of 1933.